Exhibit 4.4


                         SHAREHOLDER AUTHORIZATION FORM

                             THE MARCUS CORPORATION
             DIVIDEND REINVESTMENT AND ASSOCIATE STOCK PURCHASE PLAN

   1.      Dividend Reinvestment
           (Check only one box - fill in amount where appropriate)

     [_]   a.     Full Cash Dividend Reinvestment.  I wish to reinvest under the Plan cash dividends on all shares of The Marcus
                  Corporation Common Stock registered in my name.

     [_]   b.     Partial Cash Dividend Reinvestment.  I wish to have cash
                  dividends reinvested on __________________ shares of The
                  Marcus Corporation Common Stock personally held by me in certificate form and on all Plan shares held in my name. I wish to have the balance of my cash dividends mailed to me.

   2. [_] Optional Cash Investment (minimum $100 per investment; maximum $1,500 per month). Please buy shares of The Marcus Corporation Common Stock under the Plan with the enclosed check or money order for $_________________ payable to Firstar Trust Company.

   3. [_] Shareholder Reports. I want to receive copies of all reports and information generally sent by The Marcus Corporation to shareholders. If you do not check this box, you will not receive such reports or information with respect to the shares held for your account in the Plan other than notices of shareholder meetings, proxy statements and annual reports.

   A. To the extent I have so designated, I hereby elect to participate in the Plan and authorize Firstar Trust Company, as my agent, to apply cash dividends and any optional cash investments received by it on my behalf to the purchase of shares of The Marcus Corporation Common Stock under the Plan. I have read the Prospectus for the Plan and understand there is risk in investing in The Marcus Corporation Common Stock.

   Signature______________________  [_] I am a U.S. Citizen or Resident Alien
                                    [_] I am a Nonresident Alien-Foreign Tax
                                        Status Applies

   Signature______________________

   Date_______________________
       (Please sign above exactly as name appears below.)

       [_][_][_]-[_][_]-[_][_][_][_]            [_][_]-[_][_][_][_][_][_][_]
       Social Security Number.  (If             Employer Identification
       shares are held jointly, the             Number.  (To be completed if
       Social Security Number should            the shareholder is not an
       be that of the first person              individual.)
       listed on the stock
       certificate.)

   B. Under penalties of perjury, I certify (1) that the number shown directly above is my correct Taxpayer Identification Number and (2) that I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the "IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

   Signature____________________________

   Signature____________________________

   PLEASE SIGN BOTH A & B